NUANCE COMMUNICATIONS, INC.	ONE WAYSIDE ROAD	781 565 5000
	BURLINGTON, MA 01803	NUANCE.COM
EXHIBIT 5.1
June 2, 2006
Nuance Communications, Inc.
One Wayside Road
Burlington, Massachusetts 01803

Re:	Registration Statement on Form S-8:
Amended and Restated 2000 Stock Plan
Amended and Restated 1995 Directors’ Stock Option Plan
Amended and Restated 1995 Employee Stock Purchase Plan
Ladies and Gentlemen:
     At your request, I am rendering this opinion in connection with the proposed issuance of 5,500,000 shares of common stock, $0.001 par value (the “Common Stock”) of Nuance Communications, Inc., a Delaware corporation (the “Company”), that are to be issued pursuant to the Amended and Restated 2000 Stock Plan, the Amended and Restated 1995 Directors’ Stock Option Plan and the Amended and Restated 1995 Employee Stock Purchase Plan (collectively, “the Plans”).
     I have examined instruments, documents, and records that I deemed relevant and necessary for the basis of my opinion hereinafter expressed. In such examination, I have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.
     Based on such examination, I am of the opinion that the 5,500,000 shares of Common Stock to be issued by the Company pursuant to the Plans are validly authorized shares of Common Stock and, when issued in accordance with the provisions of the Plans, will be legally issued, fully paid and nonassessable.
     I hereby consent to the filing of this opinion as an exhibit to this Registration Statement on Form S-8 and to the use of my name wherever it appears in said Registration Statement.

Very truly yours,

/s/ Garrison R. Smith

Garrison R. Smith
Senior Securities Counsel